INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of International Game Technology on Form S-8 of our report dated November 7, 1996, appearing in the Annual Report on Form 10-K of International Game Technology for the year ended September 30, 1996.

DELOITTE & TOUCHE LLP

/s/

Reno, Nevada
April 4, 1997


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